Exhibit 10.9

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of October 2, 2007 (the “Effective Date”), between The Hershey Company, a Delaware corporation together with its successors and assigns permitted under this Agreement (“Employer”), and David J. West (the “Executive”), is amended and restated as of November 11, 2007.

1. Term. Subject to earlier termination as provided herein, Employer hereby agrees to employ Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the day following the Effective Date and each day thereafter, the term of the Executive’s employment under this Agreement shall be extended automatically for one (1) additional day, creating a new three-year term commencing as of each day until such date on which either the Board of Directors of Employer (the “Board”), on behalf of Employer, or the Executive gives written notice to the other, in accordance with Section 17(b), below, that such automatic extension of the Executive’s employment under this Agreement shall cease, in which event, as of the effective date of such notice, the term of employment shall become a fixed three-year term. Any such notice shall be effective immediately upon delivery. The term of the Executive’s employment as provided in this Section 1 shall be hereinafter referred to as the “Term.”

2. Duties.

(a) Executive’s Positions and Titles. Commencing on the Effective Date, the Executive’s position and title shall be President of Employer. Commencing December 1, 2007, Executive shall also be the Chief Executive Officer of Employer.

(b) Executive’s Duties. As Chief Executive Officer of Employer, Executive shall report directly to the Board and shall have active and general supervision and management over the business and affairs of Employer and shall have full power and authority to act for all purposes for and in the name of Employer in all matters except where action of the Board is required by law, the By-laws of Employer, or resolutions of the Board. During the period prior to assuming the position and title of Chief Executive Officer, as President, Executive shall assist the Chief Executive Officer in the discharge of the foregoing duties, and Executive shall have such other duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons serving as President of similarly sized companies.

(c) Business Time. The Executive agrees to devote substantially all of his business time and efforts to the business and affairs of Employer and the performance of the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage his personal investments and affairs, and continue to serve on any corporate board of directors on which he serves as of the Effective Date, to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder. In addition, after consultation with the Board or the Compensation and Executive Organization Committee (the “Compensation Committee”) thereof as to appropriateness with regard to the Executive’s duties and responsibilities to Employer, the Executive may also serve on other corporate boards of directors of corporations which do not compete, as described in Section 11(b), with Employer. In no event during the Term will Executive knowingly invest in any business which materially competes with Employer; provided, that nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 2% of the stock of any publicly traded corporation.

(d) Board Service. Upon the Effective Date, the Executive will be appointed as a member of the Board and Executive agrees to serve as a member of the Board during the Term. Provided that the Executive’s employment with Employer has not previously been terminated, the Executive will be nominated for election as a member of the Board at Employer’s 2008 annual meeting of the stockholders and at each subsequent annual meeting of stockholders during the Term.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Executive shall receive a base salary (as may be increased from time to time, “Base Salary”), paid in accordance with the normal payroll practices of Employer, at an annual rate of $1,000,000. The Base Salary shall be reviewed from time to time in accordance with Employer’s policies and practices, but no less frequently than once annually and may be increased, but not decreased from its then current level, at any time and from time to time by action of the Compensation Committee and Board.

(b) Annual Bonus Programs. In addition to the Base Salary, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs (“Annual Bonus Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and the terms and provisions of any such plans or programs, such as Employer’s Annual Incentive Program (the “AIP”) of the Equity and Incentive Compensation Plan (the “EICP”); provided that Executive shall have an aggregate target annual bonus under such Annual Bonus Programs of not less than one hundred percent (100%) of Base Salary and in all other respects, except as otherwise provided herein, the Executive’s eligibility for and participation in each Annual Bonus Program shall be at a level and on terms and conditions consistent with those for other senior executives of Employer.

(c) Long-Term Incentive Programs. In addition to the Base Salary and participation in the Annual Bonus Programs, the Executive shall be eligible to participate throughout the Term in such long-term incentive plans and programs including, without limitation, stock option, restricted stock unit, performance stock unit and other similar programs (“Long-Term Incentive Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and, except as otherwise provided herein, the terms and provisions of any such plans or programs, such as Employer’s Long-Term Incentive Program (the “LTIP”) under the EICP; provided that (i) Executive’s aggregate target of LTIP awards to be granted in 2008 shall have a value (determined based on the valuation method used by the Compensation Committee in making LTIP awards to the senior officers of the Employer) equal to three hundred percent (300%) of Base Salary and the actual awards shall be determined and made at such times and in such manner as is consistent with the treatment of other senior executives of Employer and with the provisions of the LTIP and (ii) in all other respects, except as otherwise provided herein, the Executive’s participation in each Long-Term Incentive Program shall be at a level and on terms and conditions consistent with participation by other senior executives of Employer.

(d) Promotion-Based Equity Incentive Compensation.

(i) Option Grant. On the Effective Date, Executive was awarded a grant of a ten-year option to purchase 37,400 shares of the common stock of Employer having an exercise price per share of $45.78 and the same terms and conditions as the terms and conditions of the 2007 nonqualified stock option awards under the LTIP made in April 2007, except for the grant date of October 2, 2007 and as otherwise provided in this Agreement. All of Executive’s options and awards of stock appreciation rights, heretofore or hereafter granted, shall provide for an exercise period after termination of employment for options vested as of such date of no less than the earlier of (x) the later of ninety (90) days after termination or thirty (30) days after the first date after termination in which exercise of options or rights or sale of the underlying stock is not blacked out by Employer policy or prohibited by legal limitations and (y) the original expiration date of the option or right.

(ii) PSU Grant On the Effective Date; 2003-2005 PSU Award. On the Effective Date, Executive was awarded an increase of 15,200 in the target number of performance stock units (“PSUs”) for the 2007-2009 award cycle under the LTIP, which PSUs shall be subject to the same terms and conditions as the 2007-2009 target PSU award made to Executive in February 2007. In addition, the Executive’s PSU grant for the 2003-2005 award cycle shall be fully vested on the earlier to occur of (A) December 31, 2008, and (B) termination of Executive’s employment for any reason, and shall be payable as provided under the terms thereof, provided that such award shall be subject to forfeiture and the value of any shares and cash paid shall be subject to repayment to the Employer, in the event that, prior to September 30, 2008, Executive knowingly and materially violates the provisions of Section 11(a), (b) or (c) hereof.

(iii) Restricted Stock Unit Grant. On the Effective Date, the Executive was awarded 22,000 deferrable restricted stock units (“Promotion Restricted Stock Unit Grant”) under the LTIP, which award shall be governed by the following terms and conditions. The restricted stock units shall vest on January 2, 2008, provided Executive’s employment has not terminated prior to January 2, 2008 for any reason other than death or Disability. Vested restricted stock units shall be paid in shares (together with a cash payment equal to the amount of dividends that would have been paid had Executive owned the 22,000 shares underlying the restricted stock units from October 2, 2007 through the payment date) to the Executive (or, in the event of his death, to his beneficiary) on April 2, 2008, unless Executive has elected to defer receipt of such amount in accordance with an applicable deferred compensation plan. Notwithstanding the foregoing, the Promotion Restricted Stock Unit Grant shall be subject to forfeiture and the value of any shares and cash paid shall be subject to repayment to the Employer in the event that, prior to April 2, 2009, Executive knowingly and materially violates the provisions of Section 11(a), (b) or (c) hereof.

(e) Other Incentive Plans. During the Term, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs, including, but not limited to, such cash and deferred bonus programs as may be in effect from time to time with respect to senior executives employed by Employer on as favorable a basis as provided to other similarly situated senior executives so as to reflect the Executive’s responsibilities; provided, however, that awards made thereunder shall be taken into account, as applicable, for purposes of determining the Employer’s compliance with its obligations relating to target awards under 3(b) and 3(c) above.

(f) Supplemental Retirement Benefit. The Executive shall continue to participate in Employer’s Amended and Restated Supplemental Executive Retirement Plan, as amended from time to time (the “SERP Program”).

(g) Early Supplemental Retirement Benefit. In the event that upon the termination of Executive’s employment on or after January 2, 2008 (or earlier for a reason other than termination by Employer with Cause or resignation by the Executive without Good Reason), but prior to Executive’s 55th birthday, the Executive is not otherwise entitled to receive any benefit under the SERP Program, then Employer shall pay to Executive (or his beneficiary), subject to Section 16(b) hereof, within one hundred twenty (120) days of such termination, a lump sum cash payment equal to the lump sum cash Early Retirement Benefit to which the Executive (or his beneficiary) would be entitled to receive under SERP Program as if, as of his Date of Termination, the Executive was a Vested Participant eligible to receive an Early Retirement Benefit under the SERP Program; provided, however, Executive shall not be entitled to and Employer shall not make such payment if (i) Executive resigns without Good Reason and (ii) within ninety (90) days of the date of his termination of employment, he either commences employment by another employer or there is a public announcement that he will become employed by another employer regardless of whether his employment commencement date with such other employer falls within such ninety (90) day period.

(h) Other Pension and Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, ESOP, 401(k), medical and dental, disability, group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of Employer, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by Employer so as to reflect the Executive’s responsibilities.

(i) Perquisites. During the Term, the Executive shall be entitled to participate in perquisite programs, as such are made available to senior executives of Employer.

(j) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of Employer as in effect from time to time. Employer will promptly pay all reasonable professional expenses up to a maximum of $35,000 incurred by the Executive in connection with the negotiation and preparation of this Agreement.

(k) Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the policies and practices of Employer as in effect from time to time with respect to senior executives employed by Employer, but in no event shall such vacation time be less than five weeks per calendar year.

(l) Certain Amendments. Nothing herein shall be construed to prevent Employer from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3(a) through (k).

(n) Minimum Stock Ownership. Executive shall be subject to, and shall comply with, the stock ownership guidelines of Employer, which, as of the date hereof, generally requires the Executive to hold shares of common stock of Employer with a value equal to at least five times the Executive’s Base Salary.

4. Termination.

(a) Disability. Employer may terminate Executive’s employment, after having established the Executive’s Disability, and while such Disability continues, by giving notice of its intention to terminate the Executive’s employment, and the Executive’s employment with Employer shall terminate effective on the 30th day after such notice (the “Disability Effective Date”) unless in the interim the Executive shall have returned to substantially full time performance of his duties. For purposes of this Agreement, the Executive’s “Disability” shall occur and shall be deemed to have occurred only in the event that the Executive suffers an incapacity due to illness or injury which has substantially and materially prevented the Executive from performing the essential functions of the Executive’s job, even with reasonable accommodation, for a continuing period of 180 days, and he has become entitled to receive disability benefits under the long-term disability plan offered by Employer to its exempt employees.

(b) Cause.

(i) Employer may terminate the Executive’s employment for Cause, if “Cause” as defined below exists. For purposes of this Agreement, “Cause” means with respect to the Executive:

(A) Executive’s willful and continued failure to attempt in good faith to substantially perform his duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board believes that the Executive has willfully and continuously failed to attempt in good faith to substantially perform his duties;

(B) Executive willfully engaging in gross misconduct with respect to the Employer or his duties which is materially and demonstrably injurious to the Employer; or

(C) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving material moral turpitude.

(ii) For purposes of this Section 4(b), no act or failure to act, on the part of the Executive, shall be considered willful unless it is done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the instructions or prior approval given by the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. A termination for Cause shall not take effect unless the provisions of this subclause (ii) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Board’s learning of such act or acts or failure or failures to act. The Executive shall have 30 calendar days after the date that such written notice has been given to the Executive in which to cure such conduct. If he fails to cure such conduct, the Executive shall then be entitled to a hearing with his legal counsel before the Board, and, thereafter, upon a determination by affirmative vote of no fewer than three-quarters of the members of the Board that Cause exists, he shall be terminated for Cause.

(c) Good Reason.

(i) The Executive may terminate the Executive’s employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions by the Employer without Executive’s written consent:

(A) The assignment to the Executive of any duties materially inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as contemplated by Section 2(a) and (b) above, or any other action by Employer which results in a diminution in any respect in such title, position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;

(B) Any material breach by Employer of a material provision of this Agreement, including, without limitation, a reduction in Executive’s Base Salary or target bonus opportunity or failure to provide incentive opportunities as provided in Section 3(c), and excluding for this purpose any action, or failure to act, not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;

(C) Any termination of The Hershey Company Executive Benefits Protection Plan (Group 3A), as in effect on the Effective Date (the “EBPP”) or the amendment of the EBPP that eliminates or reduces Executive’s benefits thereunder in connection with a Change in Control (as defined under the EBPP) without substituting a plan or arrangement that provides Executive equivalent or more favorable benefits in connection with a Change in Control than provided under the EBPP, immediately prior to such amendment or termination, excluding for this purpose any action, or failure to act, not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof by the Executive;

(D) The failure of the Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within 15 days after a merger, consolidation, sale or similar transaction;

(F) Employer’s giving notice to the Executive to stop further operation of the evergreen feature described in Section 1, above; or

(G) The Executive’s removal from the Board or the failure to elect or re-elect the Executive to serve as a member of the Board (in each case, other than for Cause, as a result of death or Disability, or because of a legal prohibition).

(ii) A termination for Good Reason shall not take effect unless the provisions of this subclause (ii) are satisfied. Executive shall give Employer written notice of his intention to terminate his employment for Good Reason, such notice: (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within 90 days of the Executive’s learning of such act or acts or failure or failures to act. Employer shall have 30 calendar days after the date that such written notice has been given by the Executive in which to cure such conduct. If Employer fails to cure such conduct, Executive shall be deemed to have terminated his employment for Good Reason.

(d) Termination by Executive Without Good Reason. Executive may, at any time without Good Reason, by at least 30 days’ prior notice, voluntarily terminate his employment without liability. Executive’s voluntary termination is not a breach of this Agreement.

(e) Notice of Termination. Any termination of the Executive’s employment by Employer for Disability, for or without Cause or by the Executive for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 17(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(f) Date of Termination; “Separation from Service”. “Date of Termination” means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), or the date of

Executive’s death, as the case may be; provided that (i) if the Executive’s employment is terminated by Employer for any reason other than Cause or Disability, the Date of Termination is the date on which Employer notifies the Executive of such termination; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A determined without regard to Executive’s service as a member of the Board or of the board of directors of any subsidiary of Employer.

5. Obligations of Employer upon Termination. The Executive’s entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, all accrued and vested benefits under the Employer’s employee benefit plans, including, without limitation, stock option grants, restricted stock units and awards under the Long-Term Incentive Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this Section 5, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) the Executive’s full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation (including, but not limited to, any supplemental retirement benefits) and other cash compensation earned (and not forfeited hereunder) by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 5, amounts shall be deemed to accrue ratably over the period during which they are earned (and not forfeited hereunder), but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy, provided that the amounts under Section 3(b) hereof shall be deemed earned and accrued on the last day of the applicable fiscal year.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s legal representative or designated beneficiary, as applicable, shall be entitled to receive amounts and benefits as contained in any applicable Employer plan or program which is in effect at the date of his death, but in no event shall Employer’s obligations be less than those provided by this Agreement, and the following:

(i) From and after the Date of Termination, the Executive’s surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any applicable Employer plan or program and as provided for herein, including under Sections 3(f) or 3(g) above, as applicable, including, without limitation, any benefits commencing immediately upon the Executive’s death;

(ii) On the Date of Termination, the disposition (including exercise period) of all options to purchase stock of Employer or stock appreciation rights, if any, theretofore granted to the Executive and not exercised by the Executive shall be determined in accordance with the terms of the applicable award agreement between Employer and the Executive;

(iii) On the Date of Termination, the disposition of restricted stock units and other incentive or equity compensation granted by Employer to the Executive prior to the Date of Termination which had not vested prior to such date shall be forfeited or become nonforfeitable and payable to the extent provided in the terms of the applicable grant award or agreement between Employer and the Executive;

(iv) Promptly following the Date of Termination, Employer shall pay the Executive’s legal representatives a lump sum in cash equal to a pro-rata AIP award for the year of termination, based on the target bonus; and

(v) Promptly following the Date of Termination, the Accrued Obligations not theretofore paid shall be paid.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled to receive after the Disability Effective Date:

(i) Disability benefits, if any, which shall be at a level at least equal to those then provided by Employer to disabled executives and their families;

(ii) Subject to Section 16(b) hereof, supplemental executive retirement benefits, if any, under the SERP Program, or benefits under Section 3(g) hereof;

(iii) On the Date of Termination, the disposition (including exercise period) of all options to purchase stock of Employer or stock appreciation rights, if any, theretofore granted to the Executive and not exercised by the Executive shall be determined in accordance with the terms of the applicable award agreement between Employer and the Executive;

(iv) On the Date of Termination, the disposition of restricted stock units and other incentive or equity compensation granted by Employer to the Executive prior to the Date of Termination which had not vested prior to such date shall be forfeited or become nonforfeitable and payable to the extent provided in the terms of the applicable grant award or agreement between Employer and the Executive;

(v) Subject to Section 16(b) hereof, promptly following the Date of Termination, Employer shall pay the Executive a lump sum in cash equal to a pro-rata AIP award for the year of termination, based on the target bonus; and

(vi) Promptly following the Date of Termination, the Accrued Obligations not theretofore paid shall be paid.

(c) Cause/Other Than for Good Reason. If the Executive’s employment is terminated for Cause by Employer or if the Executive terminates the Executive’s employment without Good Reason, Employer shall promptly pay the Executive all Accrued Obligations. All unexercised stock options and all unpaid restricted stock units and other equity incentive compensation awards theretofore granted to the Executive, shall be exercisable or forfeited, as the case may be, in accordance with this Agreement, any other applicable agreement, or award between Employer and the Executive.

(d) Other Than for Cause, Death or Disability/For Good Reason. If Employer terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates the Executive’s employment for Good Reason,

(i) Employer shall pay to the Executive in a lump sum in cash promptly after the Date of Termination the aggregate of Executive’s Accrued Obligations not theretofore paid and, subject to the provisions of Section 16(b) hereof, the following amounts shall promptly be paid;

(A) a pro-rata AIP bonus for the year of termination, based on the Executive’s target bonus, and

(B) two times the sum of: (I) the Executive’s annual Base Salary at the rate in effect at the time the Notice of Termination is given, or in effect immediately prior to any reduction thereof in violation of this Agreement, and (II) the AIP bonus at target for the year in which such termination occurs.

(ii) Executive shall be entitled to such other incentive compensation, including, without limitation, the equity compensation described in Section 3(d) hereof, in accordance with the terms of the applicable grant or award agreement between Employer and the Executive or plan and Section 3(d); provided that any stock options or stock appreciation rights held by the Executive as of the Date of Termination will remain outstanding, and to the extent not vested, will continue to vest during the two (2) years after any such termination and such stock options and stock appreciation rights vested at the Date of Termination, or which become vested during such two (2) years period, shall be exercisable during said two (2) year period (but not beyond the original expiration date);

(iii) Executive shall be entitled to receive the benefits described in Sections 3(f) or 3(g) of this Agreement, as applicable, and subject to Section 16(b) hereof.

(iv) Employer shall provide to the Executive at Employer’s expense the life, accidental death and travel accident insurance benefits specified in Section 3(h) to which Executive is entitled as of the Date of Termination for two (2) years following the Date of Termination, provided that such benefits shall be reduced by any similar benefits, on a benefit-by-benefit and coverage-by-coverage basis, provided by a subsequent employer; provided further that (A) in the event the Date of Termination occurs after the Executive has attained age 55, the provisions of Section 15 shall nonetheless apply, provided that two (2) years shall be substituted for the five (5) year period set forth in Section 15; and (B) from and after the Date of Termination, Executive shall not become entitled to any additional awards under any plans, practices, policies or programs of Employer.

Notwithstanding the foregoing, the Employer’s obligations to pay or provide any benefits, under this Section 5(d) shall (i) cease as of the date the Executive knowingly and materially violates the provisions of Section 11(a), 11(b) or 11(c) hereof and (ii) be conditioned on the Executive signing a release of claims in favor of the Employer in the form annexed hereto within forty-five (45) days of such termination and the expiration of any revocation period provided for in such release; provided that, if such Date of Termination is after November 8 of any year, no payment conditioned on such release shall be made until the calendar year following the calendar year of termination even if the release is signed and the revocation period concluded earlier.

6. Change in Control. In the event of a Change in Control (as defined in the EBPP), the rights and obligations of Employer and the Executive, including, without limitation, rights and obligations upon termination of Executive’s employment, shall be governed by the EBPP subject to the following provisions of this Section 6. If any item of compensation or benefit is provided under this Agreement, or under any other plan, agreement, program or arrangement of Employer (other than the EBPP) which is more favorable to Executive than the corresponding item of compensation or benefit under the EBPP, or if an item of compensation or benefit is provided under this Agreement, or under such other plan, agreement, program or arrangement, but not under the EBPP, such item of compensation or benefit shall be provided in accordance with the terms of this Agreement or such other plan, agreement, program or arrangement. In no event, however, shall Executive be entitled to duplication as to any item of compensation or benefit that is provided under both this Agreement (or such other plan, agreement, program or arrangement) and the EBPP. In addition, for purposes of Section 3.4 of the EBPP, payments under or pursuant to this Agreement or any other payment with regard to the Employer that would be treated as a “parachute payment” under Q/A 2 of Treasury Regulation 1.280G-1 shall be deemed to be under the EBPP.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Employer or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8. No Set Off; No Mitigation. Except as provided herein, Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

9. Arbitration of Disputes. As a condition of eligibility to receive PSUs, the Executive has executed the Long-Term Incentive Program Participation Agreement as in effect on the date hereof (the “Participation Agreement”), which agreement includes a Mutual Agreement to Arbitrate Claims. Executive and Employer agree that such agreement to arbitrate shall govern disputes hereunder, provided that, if the arbitrator determines that the Executive has prevailed in such arbitration, the Employer shall reimburse Executive his costs of arbitration and his legal fees and disbursements in connection therewith.

10. Entire Agreement. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment during the Term and all amounts to which the Executive shall be entitled whether during the Term or thereafter. The Executive also acknowledges and agrees that the Executive’s right to receive and retain severance pay and other benefits pursuant to Section 5(d) of this Agreement, and to the extent provided herein or in applicable plans or awards, to receive and retain other compensation and benefits, is contingent upon the Executive not knowingly and materially violating the covenants set forth in Section 11(a), 11(b) or 11(c) of this Agreement.

11. Executive’s Covenants; Mutual Nondisparagement; Remedies.

(a) Executive acknowledges that due to the nature of his employment and the position of trust that he will hold with Employer, he will have special access to, learn, be provided with, and in some cases will prepare and create for Employer, trade secrets and other confidential and proprietary information relating to Employer’s business, including, but not limited to, information about Employer’s manufacturing processes; manuals, recipes and ingredient percentages; engineering drawings; product and process research and development; new product information; cost information; supplier data; strategic business information; marketing, financial and business development information, plans, forecasts, reports and budgets; customer information; new product strategies, plans and project activities; and acquisition and divestiture strategies, plans and project activities. Executive acknowledges and agrees that such information, whether or not in written form, is the exclusive property of Employer, that it has been and will continue to be of critical importance to the business of Employer, and that the disclosure of it to, or use by, competitors and others will cause Employer substantial and irreparable harm. Accordingly, Executive will not, either during his employment or at any time after the termination (whether voluntary or involuntary) of his employment with Employer, use, or disclose any trade secrets or other confidential information relating to the business of Employer which is not generally available to the public. Notwithstanding the foregoing provisions of this Section 11(a), the Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the good faith judgment of Executive in the course of his employment with Employer, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of Employer or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, or (iii) with the prior written consent of Employer. Executive understands and agrees that his obligations under this Agreement shall be in addition to, rather than in lieu of, any obligations Executive may have under any applicable statute or at common law, provided that the provisions of this Section 11(a) shall supersede the provisions of paragraph 2 of the Participation Agreement in all respects.

(b) Except as provided in the last sentence of Section 11(a) hereof, Executive shall be subject to and bound by all terms and conditions of the Participation Agreement; provided, however, that notwithstanding any provisions of the Participation Agreement to the contrary, the terms and conditions of paragraph 3 thereof (“Unfair Competition”) shall (i) apply only during the Term and for a period of 12 months after termination of Executive’s employment for any reason and whether or not Executive is eligible to receive benefits under the SERP Program, (ii) be limited to domestic or worldwide confectionary, snack, better-for-you snack or beverage, balanced nutrition snack or beverage, or chocolate-related grocery businesses of any non-retailer entities or individuals in competition with Hershey’s confectionary, snack, better-for-you snack or beverage, balanced nutrition snack or beverage, or chocolate-related grocery businesses; and (iii) not be violated by the Executive (A) providing services to a subsidiary, division or unit of an entity (a “parent company”) that engages, directly or indirectly, in any competitive business described in clause (ii) above, so long as Executive and such subsidiary, division or unit do not engage in any such competitive business, or (B) serving as Chief Executive Officer of a parent company that engages, directly or indirectly, in any competitive business described in clause (ii) above, so long as the gross revenues of such parent company from such competitive businesses constituted less than 10% of such parent company’s consolidated annual gross revenues for its most recently completed fiscal year; and provided, further, that in the event the Participation Agreement (or any successor or similar agreement) shall be amended with respect to the Employer’s senior executive officers generally to require a noncompetition restriction that is less favorable to Executive than the above, such amendment shall be disregarded and such requirement or requirements of the Participation Agreement as in effect on the Effective Date (as modified herein) shall apply to Executive.

(c) The Executive agrees that for a period commencing on the termination of his employment and ending 12 months thereafter, the Executive will not knowingly participate in recruiting any of Employer’s employees or in the solicitation of Employer’s employees, and the Executive will not communicate, except in the case of a reference described in the last sentence of this paragraph, to any other person or entity about the nature, quality or quantity of work, or any special knowledge or personal characteristics, of any person employed by Employer. If the Executive should wish to discuss possible employment with any then-current employee of Employer during the period set forth above, the Executive may request written permission to do so from the senior human resources officer of Employer who may, in his/her discretion, grant a written exception to the no solicitation covenant set forth immediately above; provided, however, the Executive shall not discuss any such employment possibility with any such employee prior to such permission. Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by (i) general advertising or solicitation not specifically targeted at employees of Employer or Employer’s affiliates, (ii) Executive serving as a reference, upon request, for any employee of Employer or Employer’s affiliates, or (iii) actions taken by any person or entity that Executive is associated with if Executive is not personally involved in any manner in the matter and has not identified such employee for recruiting or solicitation.

(d) Each of the Executive and the Employer (for purposes hereof, “the Employer” shall mean only (i) the Employer by press release or other formally released announcement and, (ii) the executive officers and directors thereof and not any other employee), agrees that during the Term and thereafter not to, directly or indirectly, make any public statements that disparage the other party, or in the case of the Employer, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), normal competitive-type statements, statements made in the good faith performance of the Executive’s duties and good faith statements in rebuttal of the other party’s statements shall not be subject to this Section 11(d). There shall be no third party beneficiaries of this provision.

(e) The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

12. Indemnification.

(a) Employer agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Employer or is or was serving at the request of Employer as a director, officer, member, employee, fiduciary or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, fiduciary or agent, the Executive shall be indemnified and held harmless by Employer against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall promptly be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer’s by-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this Section 12(a) shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Article are a contractual commitment of Employer, and shall continue as to Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators.

(b) For the Term and thereafter, Executive shall be covered by any directors’ and officers’ liability policy maintained by Employer from time to time.

13. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of Employer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors. It shall not be assignable by Employer or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of Employer. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

14. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Employer. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

15. Certain Additional Agreements upon Termination Prior to Age 55. In the event Executive’s employment terminates prior to his attainment of age 55 for any reason other than termination by the Employer for Cause, Executive (or his surviving spouse, in the event of his death) shall be entitled to participate for a period of up to five (5) years following such termination in the group medical and dental plan as made available from time to time by Employer to its senior officers; provided, however, that such coverage shall terminate prior to the end of such five (5) year period in the event (a) the COBRA premium applicable to such coverage is not paid within sixty (60) days of the due date thereof, or (b) the Executive (or his surviving spouse, in the event of his death) is or becomes eligible to enroll in comparable coverage under another employer’s health plan. Within thirty (30) days following the end of each calendar quarter during which Executive (or, his surviving spouse, in the event of his death) maintains coverage under the preceding provisions of this Section 15, the Executive (or, his surviving spouse, in the event of his death) shall be entitled to receive a lump-sum cash payment equal to 125% of the aggregate COBRA premiums paid during such quarter, subject to the provisions of Section 16(b) hereof. Upon termination of the coverage described in the preceding provisions of this Section 15, Executive and his eligible dependents shall be entitled to elect COBRA coverage.

16. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Executive, reform such provision to try to comply with

Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Code Section 409A.

(b) If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition to the foregoing, prior to the occurrence of a Disability termination as provided in Section 4(a) hereof, the payment of any compensation to Executive under this Agreement shall be suspended for a period of six months commencing at such time that Executive shall be deemed to have had a separation from service because either (i) a sick leave ceases to be a bona fide sick leave of absence, or (ii) the permitted time period for a sick leave of absence expires (an “SFS Disability”), without regard to whether such SFS Disability actually results in a Disability termination. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to Executive in a lump sum. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter, provided that if the terms of any plan or any deferral election provide for a different timing of payment, promptly means promptly at the time specified in such plan or deferral election.

(c) Any expense reimbursement under Section 9 or 12(a) hereof shall be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. Any expense reimbursement under Section 3(j) hereof that is taxable shall be made on or before March 15 of the calendar year following the calendar year in which such expenses are incurred.

(d) Employer agrees to timely amend any and all employee benefit plans of Employer (including, without limitation, the EICP, the SERP Program, and the EBPP)) and equity plan and grants applicable to Executive as the Employer determines in good faith to be required to comply with the requirements of Code Section 409A.

(e) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.

17. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to Employer:

The Hershey Company

100 Crystal A Drive

Hershey, Pennsylvania 17033

ATT: Burton H. Snyder

If to Executive:

David J. West

100 Crystal A Drive

Hershey, Pennsylvania 17033

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Amended and Restated Executive Employment Agreement as of the date first set forth above.

EXECUTIVE:
David J. West

/s/ David J. West

EMPLOYER:
The Hershey Company, a Delaware corporation

By:	/s/ Burton H. Snyder
Burton H. Snyder
Senior Vice President, General Counsel and Secretary

[Execution Copy]

ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT

Form of Release

AGREEMENT AND GENERAL RELEASE

The Hershey Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities (collectively referred to throughout this Agreement as “Employer”) and David J. West (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Executive”) agree:

1. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5(d) of the Employment Agreement by and between Executive and The Hershey Company.

2. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, hand delivered to Employer, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.

3. General Release of Claim. Executive knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to DATE with regard to Executive’s service as an officer and director of Employer; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other Executive benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive’s rights as a stockholder.

4. No Claims Permitted. Executive waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

5. Affirmations. Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 5(d) of the Employment Agreement. Executive also affirms Executive has no known workplace injuries.

6. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions. In the event Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm either may institute an action in arbitration accordance with Section 9 of the Employment Agreement to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

7. Nonadmission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

8. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

9. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

The Hershey Company

By:
David J. West	Name:
Title:

Date:	Date:

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